Exhibit (l)(41)

PURCHASE AGREEMENT

Northern Funds (the “Trust”), a Delaware statutory trust, and Eric K. Schweitzer (the “Purchaser”), hereby agree as follows:

1. The Trust and the Purchaser hereby agree to rescind that Purchase Agreement between the Trust and the Purchaser, dated May 7, 2010, with respect to shares of the Investors AMT-Free Municipal Money Market Fund.

2. The Trust hereby offers the Purchaser and the Purchaser hereby purchases ten shares of the Investors Variable NAV AMT-Free Municipal Money Market Fund (the “Investors Variable NAV AMT-Free Municipal Money Market Shares”) for $10.00 per share. The Trust hereby acknowledges receipt from the Purchaser of funds in full payment for the Investors Variable NAV AMT-Free Municipal Money Market Shares.

3. The Purchaser represents and warrants to the Trust that the Investors Variable NAV AMT-Free Municipal Money Market Shares are being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of November 9, 2012.

NORTHERN FUNDS

By:	/s/ Lloyd A. Wennlund

ERIC K. SCHWEITZER

By:	/s/ Eric K. Schweitzer